Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form F-3 (File No. 333-256508) and Registration Statement on Form S-8 (File No. 333-257918) of our report dated November 13, 2020, relating to the consolidated financial statements of Color Star Technology Co., Ltd. (formerly known as Huitao Technology Co., Ltd.) and subsidiaries (the “Company”) as of June 30, 2020 and 2019, and for each of the years in the three-year period ended June 30, 2020, appearing in this Annual Report on Form 20-F of the Company for the year ended June 30, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Wei, Wei & Co., LLP

Flushing, New York

November 1, 2021